Exhibit 10.13

SERVICE AGREEMENT

Between

REASSURE AMERICA LIFE INSURANCE COMPANY (“REALIC”)

Of

Jacksonville, Illinois

And

EDUCATORS MUTUAL LIFE INSURANCE COMPANY (“CLIENT”)

Of

Lancaster, Pennsylvania

1.	RECITALS

CLIENT, an insurance company domiciled in the Commonwealth of Pennsylvania, with headquarters in Lancaster, Pennsylvania, is seeking general administrative services to assist it in the issuance of certain conversions from its group life insurance policies.

REALIC, a corporation domiciled in the State of Illinois, is willing and able to provide the administration service.

CLIENT is party to that certain Group Life Reinsurance Agreement No. 900108, dated July 1, 1995 between Educators Mutual Life Insurance Company and Connecticut General Life Insurance Agreement, which agreement has been assumed, effective June 2, 2000, by Swiss Re Life & Health America, Inc. (formerly, Life Reassurance Corporation of America), the parent of REALIC (the “Reinsurance Agreement”).

THEREFORE, in consideration for these premises and the mutual promises contained in this Agreement, the parties agree as follows:

educators mutual service agreement

medical

05/09/01

D.W. VAN DYKE and COMPANY of CONNECTICUT, INC.

2.	DESCRIPTION OF ADMINISTRATIVE SERVICE

REALIC shall develop and implement a plan to process group life conversions that is mutually agreeable to REALIC and the CLIENT. This includes making available to the CLIENT’S group life certificate holders whose group coverage ceases on or after May 1, 2001, an individual life conversion product issued by REALIC.

Upon submission of an Application for Conversion to REALIC, the CLIENT shall pay REALIC the appropriate Group Conversion Charges as outlined in Schedule 1 of this Agreement.

3.	TERMINATION

The duration of this Agreement shall coincide with the term of the Reinsurance Agreement. This Agreement shall be terminated as of the termination date of the Reinsurance Agreement. Such termination will pertain to new individual life conversions but will not affect existing conversions which will remain in force until the termination or expiry of each conversion policy.

In addition, this Agreement may be terminated as follows:

At any time, by mutual written consent of the parties, which shall state an agreed upon effective date of termination; or

At any time unilaterally by either party, provided that the party gives at least ninety (90) days written notice to the other party (the “Notice Period”). Such notice shall state the effective date of termination. Notice shall be deemed to be given on the date of mailing or date of hand delivery, and the Notice Period shall begin from that date. During the Notice Period, the parties shall continue to be bound by the terms of this Agreement; or

Without regard to the Notice Period provided in the above paragraph, REALIC or the CLIENT may unilaterally terminate this Agreement upon notice to the other party if the other party commits a material breach of the terms of this Agreement. Termination shall be effective thirty (30) days after notice if the breach has not been remedied to the initiating party’s satisfaction; or

At any time by either party in the event of insolvency of one of the parties. Insolvency is defined as (i) the filing of any voluntary or involuntary petition of bankruptcy, reorganization, receivership, or liquidation; (ii) making an assignment for the benefit of creditors; or (iii) an adjudication of bankruptcy or insolvency.

D. W. VAN DYKE and COMPANY of CONNECTICUT, INC.

4.	ARBITRATION

If REALIC and the CLIENT cannot mutually resolve a dispute which arises out of or relates to this Agreement, the dispute shall be decided through arbitration as set forth in the Reinsurance Agreement.

The arbitrators shall base their decision on the terms and conditions of this Agreement plus, as necessary, on customs and industry practices rather than solely on strict interpretation of the applicable law; there shall be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

5.	MISCELLANEOUS

This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

REALIC and the CLIENT are the only two parties to this Agreement and no legal right or relationship between either party and any third party is created by this Agreement except as provided herein.

The waiver of any provision of this Agreement shall not constitute a waiver of any other provision and shall not constitute a continuing waiver unless otherwise expressly provided.

This Agreement in conjunction with the Reinsurance Agreement and any amendment thereto supersedes any and all other agreements either orally or in writing and constitutes the entire agreement between the parties, contains all covenants and agreement between the parties, and is not intended to benefit any person other than the parties. Any change or modification to this Agreement must be made in writing through formal amendment signed by both parties.

6.	HOLD HARMLESS

The CLIENT agrees to indemnify and hold REALIC harmless from and against any and all losses, costs, damages and expenses (including attorney’s fees and punitive damages) which REALIC may incur by reason of any demand or action by any person arising out of the CLIENT’S negligence in the performance of its duties under this Agreement. However, REALIC shall not be held harmless with regard to punitive damages to the extent that the acts or omissions of REALIC have contributed to any such losses, costs, damages and expenses.

D. W. VAN DYKE and COMPANY of CONNECTICUT, INC.

REALIC agrees to indemnify and hold the CLIENT harmless from and against any and all losses, costs, damages, and expenses (including attorney’s fees and punitive damages) which the CLIENT may incur by reason of any demand or action by any person arising out of REALIC’s negligence in the performance of its duties under this Agreement. However, the CLIENT shall not be held harmless with regard to punitive damages to the extent that the acts or omissions of the CLIENT have contributed to any such losses, costs, damages and expenses.

7.	EFFECTIVE DATE AND EXECUTION

This Agreement shall be effective as of the 1st day of May, 2001.

IN WITNESS WHEREOF, EDUCATORS MUTUAL LIFE INSURANCE COMPANY of Lancaster, Pennsylvania

and

REASSURE AMERICA LIFE INSURANCE COMPANY of Jacksonville, Illinois

have by their respective officers executed this Agreement in duplicate on the dates shown below:

EDUCATORS MUTUAL LIFE INSURANCE COMPANY

Signed at	Lancaster, PA

BY:		BY:
TITLE:	VP & Corp Actuary	TITLE:
DATE:	6/12/01	DATE:

REASSURE AMERICA LIFE INSURANCE COMPANY

Signed at	Englewood, Colorado

BY:		BY:
TITLE:	Vice President	TITLE:	President
DATE:	5/15/01	DATE:	5/15/01

D.W. VAN DYKE and COMPANY of CONNECTICUT, INC.

SCHEDULE 1

CONVERSION CHARGES

Ages	Charge per $1,000
Less than 35	$50
35-44	$70
45-54	$130
55 and older	$240

D.W. VAN DYKE and COMPANY of CONNECTICUT, INC.

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